Exhibit 10.22

SHARE SURRENDER AGREEMENT

                    THIS SHARE SURRENDER AGREEMENT (this “Agreement”) is made and entered into as of October 10, 2002, by and between BlackRock, Inc., a Delaware corporation (“BlackRock”), PNC Asset Management, Inc., a Delaware corporation (“PAM”) and an indirect wholly-owned subsidiary of The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”), and PNC.

WITNESSETH:

                    WHEREAS, PAM and PNC have determined that it is in their best interests to adopt a long-term stock incentive plan that will permit BlackRock and its affiliates to attract and retain employees of outstanding ability, to reward employees for services rendered and to promote the identification of their interests with those of the stockholders of BlackRock; and

                    WHEREAS, in connection with the Plan (as defined herein), BlackRock, PAM and PNC have agreed that PAM shall, and PNC shall cause PAM to, surrender to Award Holders  (as defined in the Plan), as directed by BlackRock, and assign, transfer, convey and deliver to Award Holders, as directed by BlackRock, all of PAM’s right, title and interest to and in, a certain number of shares of Common Stock (as defined herein), upon the terms and subject to the conditions and in the manner more fully set forth herein;

                    NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

TERMS AND CONDITIONS

                    1.        Agreement.  Upon the terms and subject to the conditions contained herein, the parties hereto agree as follows:

                    1.1      Definitions.

                    1.1.1   Defined Terms.  For the purpose of this Agreement, the following terms shall have the following meanings:

                    (a)       “Acceleration Event” shall have the meaning assigned thereto in the Plan.

                    (b)       “Applicable Vesting Percentage” shall mean, either (1) in the event the Vesting Event occurs because an Acceleration Event occurs, 100% or (2) in the event the Vesting Event occurs because a Performance Goal is achieved, one of the following:  (A) 100%, if the Performance Goal that is achieved is Performance Goal Number One; (B) at the sole discretion of the Committee (as defined in the Plan) pursuant to the Plan, in an amount not to exceed 90%, if the Performance Goal that is achieved is Performance Goal Number Two; (C) at the sole discretion of the Committee (as defined in the Plan) pursuant to the Plan, in an amount not to exceed 75%, if the Performance Goal that is achieved is Performance Goal Number Three; or (D) at the sole discretion of the Committee (as defined in the Plan) pursuant to the Plan, in an amount not to exceed 50%, if the Performance Goal that is achieved is Performance Goal Number Four.

                    (c)       “Award” shall have the meaning assigned thereto in the Plan.

                    (d)       “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks in the State of New York are required by law to be closed.

                    (e)       “Common Stock” shall mean Class A Common Stock, par value $0.01 per share, of BlackRock (“Class A Common Stock”) or Class B Common Stock, par value $0.01 per share, of BlackRock (“Class B Common Stock”), as the case may be.

                    (f)        “Company Peer Group” shall have the meaning assigned thereto in the Plan.

                    (g)       “Encumbrances” shall mean any liens, claims, liability, charges, options, defaults, mortgages, pledges, hypothecations, security interests or other encumbrances of any type or nature, whether absolute or accrued, contingent or otherwise, except any such encumbrances created by this Agreement.

                    (h)       “Last Possible Vesting Event Date” shall mean the date that is the last possible date on which any Award might vest under the Plan.

                    (i)        “Performance Goal” shall mean, as the case may be, Performance Goal Number One, Performance Goal Number Two, Performance Goal Number Three, or Performance Goal Number Four.

                    (j)        “Performance Goal Number One” shall mean the achievement of the following:  the average closing price of Class A Common Stock is equal to or in excess of $65 per share for (x) any period of one calendar quarter during the period commencing January 1, 2005 and ending December 31, 2006, or (y) any period of three months commencing prior to and including December 31, 2006, whichever is earlier.

                    (k)       “Performance Goal Number Two” shall mean the achievement of the following:  (x) BlackRock has achieved 10% earnings per share growth (excluding all compensation expenses incurred pursuant to the provisions of the Plan or any compensation expenses incurred if the Company elects or is required to account for equity and equity based compensation under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation) on a compound annual growth rate basis during the Plan Period, it being understood that for purposes of measuring earnings per share growth (1) expenses related to long-term incentive and retention plans shall be excluded from the calculation of earnings from the period from January 1, 2001 to December 31, 2002 and (2) BlackRock shall be deemed to devote at least 31.5% of pre-bonus operating income to employee bonuses during each year during the Plan Period (the “BlackRock EPS Test”), and (y) the price performance of Class A Common Stock during the Plan Period relative to the Company Peer Group ranks in the 90th percentile or higher when comparing the average of the closing prices of Class A Common Stock during the fourth quarter of 2001 (the “2001 BlackRock Stock Price”) and the average of the closing prices of the stocks of the members of the Company Peer Group during the fourth quarter of 2001 (the “2001 Peer Group Stock Prices”) to the average of the closing prices of Class A Common Stock during the fourth quarter of 2006 (the “2006 BlackRock Stock Price”) and the average of the closing prices of the stock of the members of the Company Peer Group during the fourth quarter of 2006 (the “2006 Peer Group Stock Prices”).

                    (l)       “Performance Goal Number Three” shall mean the achievement of the following:  (x) the BlackRock EPS Test is satisfied and (y) the price performance of Class A Common Stock during the Plan Period ranks in the 75th percentile to the 89th percentile when comparing the 2001 BlackRock Stock Price and the 2001 Peer Group Stock Prices to the 2006 BlackRock Stock Price and the 2006 Peer Group Stock Prices.

                    (m)       “Performance Goal Number Four” shall mean the achievement of the following:  (x) the BlackRock EPS Test is satisfied, and (y) the price performance of Class A Common Stock during the Plan Period ranks in the 50th percentile to the 74th percentile when comparing the 2001 BlackRock Stock Price and the 2001 Peer Group Stock Prices to the 2006 BlackRock Stock Price and the 2006 Peer Group Stock Prices.

                    (n)       “Person” shall mean an individual, a corporation, a company, a voluntary association, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization, a governmental authority or other entity.

                    (o)       “Plan” shall mean the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan.

                    (p)       “Plan Period” shall mean the period from January 1, 2002 to December 31, 2006.

                    (q)       “Vesting Event” shall mean the occurrence of (1) an Acceleration Event or (2) the achievement of a Performance Goal, whichever is earlier.

                    1.2        Agreement to Deliver Shares.

                    (a)        The parties hereto agree that upon a Payment Date (as defined in the Plan) PAM shall, and PNC shall cause PAM to, as soon as is reasonably practicable (1)  surrender and assign, transfer, convey and deliver to Award Holders, as directed by BlackRock, free and clear of all Encumbrances, all of PAM’s right, title and interest to and in such number of shares of Common Stock (the “Payment Date Shares”) equal to the lesser of (A) the product of (I) 4,000,000 (as may be adjusted pursuant to Section 1.4.1) multiplied by (II) the Applicable Vesting Percentage or (B) the product of (I) a number of shares of Common Stock having a value as of the Payment Date equal to the aggregate value of Awards (as defined in the Plan) to be paid to Award Holders pursuant to the Plan, as directed by BlackRock, multiplied by (II) 0.8333; in either case less a number of shares of Common Stock having a value as of the Payment Date equal to the amount of federal, state and local taxes BlackRock is required to withhold with respect to the Awards (the “Tax Withholding Shares”); and (2)  surrender and assign, transfer, convey and deliver to BlackRock, as directed by BlackRock, free and clear of all Encumbrances, all of PAM’s right, title and interest to and in the Tax Withholding Shares.

                    (b)        The parties hereto also agree that if, pursuant to Section 1.2(a)(1)(B), PAM delivers a number of shares of Common Stock to Award Holders on the Payment Date calculated pursuant to Section 1.2(a)(1)(B), in addition, PAM shall, and PNC shall cause PAM to, continue to own a number of shares of Common Stock (the “Remainder Shares”) equal to the difference between (1) the product of (A) 4,000,000 (as may be adjusted pursuant to Section 1.4.1) multiplied by (B) the Applicable Vesting Percentage, less (2) the number of shares of Common Stock surrendered on the Payment Date pursuant to Section 1.2(a)(1)(B).  PAM shall, and PNC shall cause PAM to, make the Remainder Shares available for use in future long-term retention and incentive programs approved by BlackRock’s Board of Directors to retain BlackRock employees.  Notwithstanding the foregoing, nothing contained in this Agreement shall limit in any manner the rights of PNC, PAM or their respective designees to exercise voting or other corporate governance rights to which such entity is entitled relating to the approval or disapproval of future BlackRock retention and/or incentive programs.

                    1.3        Covenants.

                    1.3.1     Covenants of PNC and PAM.  PAM and PNC agree that any and all shares of Common Stock surrendered and assigned, transferred, conveyed and delivered by PAM to Award Holders and to BlackRock, as directed by BlackRock, pursuant to this Agreement shall be contributed free and clear of any and all Encumbrances.  PNC and PAM shall take such steps as may be necessary to assure that at all times PAM directly owns for its own account sufficient shares of Common Stock as may be required to be surrendered pursuant to the terms hereof.

                    1.3.2     Voting.  PAM hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of BlackRock, however called, or any adjournment thereof, or by written consent, PAM shall be present (in person or by proxy) and vote (or cause to be voted), or execute a written consent in respect of, all of the

Voting Shares Owned by it as of the record date fixed for such meeting or for such consent (a) in favor of approval of the Plan and any other matter that is required to facilitate the transactions contemplated by the Plan and (b) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of BlackRock under the Plan or that would otherwise be inconsistent with, prevent or materially delay the transactions contemplated by the Plan.  “Voting Shares” shall mean (1) all shares of Class A Common Stock and shares of Class B Common Stock Owned by PAM as of the date hereof and (2) all additional shares of Class A Common Stock and shares of Class B Common Stock, of which PAM acquires Ownership during the period from the date hereof through the relevant record date.  PAM shall be deemed to “Own” or to have acquired “Ownership” of a security if PAM, is the record or beneficial owner of such security.  As of the date hereof, PAM is the record owner of 4,935,000 shares of Class A Common Stock and 40,000,000 shares of Class B Common Stock.

                    1.3.3     Covenants of BlackRock.

                    1.3.3.1  BlackRock hereby agrees that the members of its Board of Directors that constitute the Committee (as such term is defined in the Plan) shall be comprised of such members as provided in the Plan.  BlackRock further agrees that the Plan will be administered by the Committee in accordance with the terms and conditions of the Plan.

                    1.3.3.2  BlackRock hereby agrees that it shall not make any adjustments to the Plan, including, without limitation, any adjustments to the Performance Goals and Awards, without obtaining the prior written consent of PNC as required by Section 4 of the Plan, which consent shall not be unreasonably withheld or delayed.

                    1.4       Other.

                    1.4.1    Adjustment.  The number of shares and class of Common Stock or substitute consideration therefor subject to this Agreement shall be appropriately adjusted to reflect any stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, reorganizations, consolidations, mergers, share exchanges or similar business combinations, or any other similar changes in the capital structure of BlackRock. In connection with any reorganization, consolidation, merger or similar business combination involving BlackRock, BlackRock shall reasonably cooperate with PNC and PAM in negotiating with any person or entity that will own a significant portion of the voting or equity securities of BlackRock following such transaction regarding the equitable substitution of PNC and PAM from, or the sharing by such person or entity of, PNC’s and PAM’s obligations under this Agreement.  Subject to BlackRock’s consent, which shall not be unreasonably withheld, in the event that in connection with any reorganization, consolidation, merger or similar business combination involving BlackRock, any person agrees to provide shares or other consideration (valued on the date of the consummation of such transactions) (the “Substitute Consideration”) in substitution of PAM’s obligations pursuant to Section 1.2 of this Agreement, this

Agreement and the obligations of PAM hereunder, including, without limitation, the obligations of PAM under Section 1.2, shall be deemed satisfied to the extent of the value of the Substitute Consideration.

                    1.4.2     Spin-off Adjustments.

                    (a)         In the event PAM or PNC proposes to effect a distribution (including, but not limited to, a spin-off or a split-off) of the BlackRock Common Stock held by such entity to the public stockholders of PNC, PAM or any parent company of PNC or PAM, as the case may be (a “Distribution”), before the Termination Date, BlackRock and PAM shall negotiate, in good faith to equitably adjust PAM’s and PNC’s obligations under this Agreement, including, without limitation, the economic value PAM and PNC may be required to deliver to employees of BlackRock in connection with the Plan and the manner in which and time at which such economic value may be delivered.  Any such adjustment shall be determined with reference to the following considerations:  (1) BlackRock’s potential funding requirements with respect to awards under the Plan, (2) the potential length of the time period between the proposed Distribution and the vesting and payment of awards under the Plan, (3) reasonable expectations regarding the satisfaction of the Performance Goals based on the operating performance of BlackRock and price performance of the Common Stock since the date of this Agreement, (4) an equitable allocation of the costs of funding the Plan between PNC and the stockholders of BlackRock following the Distribution and (5) PNC’s reasonable tax and financial accounting requirements in connection with the Distribution.  In the event that, notwithstanding such efforts, the parties are unable to reach agreement within 60 days, the parties shall submit the matter for resolution by binding arbitration as described in subsection (b) below.

                    (b)         If BlackRock, PNC and PAM are unable to agree on the equitable adjustments contemplated by subsection (a) within the 60-day time period contemplated by subsection (a), within 10 business days following the expiration of such 60-day period PAM and BlackRock each shall select a competent and disinterested arbitrator and shall give written notice of such designation to the other party.  Within 10 business days after such notices have been given, the two arbitrators so designated shall select a third competent and disinterested arbitrator and give notice of such selection to both parties.  The arbitrators shall determine any equitable adjustments to PAM’s and PNC’s obligations under the Agreement contemplated by subsection (a) with reference to the considerations set forth in subsection (a).  The arbitrators may hire a nationally recognized investment bank and such other experts as the arbitrators determine are necessary to assist them in connection with making the determinations required under this Section 1.4.2.  Each party shall provide any information and written submissions and participate in any proceedings determined to be necessary by the arbitrators.  The arbitrators shall render a decision within 60 days of the selection of the third arbitrator.  Each party shall pay its chosen arbitrator, and shall bear equally the expenses of the third arbitrator and any investment bank and other experts hired by the arbitrators.  All other expenses of arbitration are to be borne by the party incurring them.  Any determinations made by the arbitrators pursuant to this Section 1.4.2(b) shall be final and binding on the parties to this Agreement.

                    (c)         Each of the parties hereto acknowledges that the fact (1) that BlackRock, PNC and PAM reach agreement as contemplated by Section 1.4.2(a) or (2) that a decision of arbitrators is rendered as contemplated by Section 1.4.2(b) shall not obligate PAM or PNC to complete any proposed Distribution.

                    1.4.3      Further Assurances.  Each party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents, and take, or cause to be taken, such further actions, as the other parties hereto may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Agreement.  PNC shall cause PAM to vote its Voting Shares in accordance with this Agreement and to perform PAM’s other obligations hereunder.  PNC shall be liable for any breaches of PAM’s representations hereunder or any failure by PAM to perform any of its obligations hereunder.  Each party shall also cooperate with each other and use its reasonable best efforts to prepare for, effect and consummate the surrender of the Payment Date Shares and the Remainder Shares, as contemplated by Section 1.2, including, if necessary, by preparing and filing with the Securities and Exchange Commission a registration statement and making any filings under applicable state securities or “blue sky” laws or similar securities laws.

                    1.5         Termination.

                    1.5.1      Termination Date.  This Agreement shall terminate upon the later to occur of (A) the surrender and assignment, transfer, conveyance and delivery by PAM of all shares of Common Stock required to be surrendered by PNC pursuant to Section 1.2 (including any Remainder Shares) and (B) the Last Possible Vesting Event Date.

                    2.           General Provisions.

                    2.1         Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or by postage prepaid, registered, certified or express mail or by reputable overnight courier service and shall be deemed given when delivered by hand or upon receipt of telecopy confirmation if sent by facsimile, three days after mailing (one (1) Business Day in the case of guaranteed overnight express mail or guaranteed overnight courier service), as follows (or at such other address or to such other fax for a party as shall be specified by like notice):

                    (i)         If to BlackRock:

BlackRock, Inc. 40 East 52nd Street New York, NY 10022 Attn.: Robert Connolly Fax: (212) 409-3744

                                 with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attn.: Adam D. Chinn Fax: (212) 403-2000

                    (ii)        if to PAM and/or PNC:

The PNC Financial Services Group, Inc. One PNC Plaza Pittsburgh, Pennsylvania 15222 Attn: General Counsel Fax: (412) 762-2875

                                 with a copy to:

Arnold & Porter 555 Twelfth Street, N.W. Washington, D.C. 20004 Attn.: Steven Kaplan Fax: (202) 942-5999

                    2.2     Assignment; Successors and Assigns.  This Agreement and the rights and obligations hereunder shall not be assigned or transferred in whole or in part by any party hereto without the prior written consent of the other parties hereto, except that PNC may assign its rights and obligations hereunder to any successor-in-interest to PNC (provided that such successor-in-interest agrees in writing to become a party to and to be bound by this Agreement and all of the obligations of PNC hereunder) and PAM may assign its rights and obligations hereunder to any person to whom it transfers at least a majority of the BlackRock capital stock owned by PAM (provided that such person agrees in writing to become a party to and to be bound by this Agreement and all of the obligations of PAM hereunder).  Any attempted assignment or delegation in contravention hereof shall be null and void.  This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.

                    2.3     No Third-Party Beneficiaries.  Except for the chief executive officer of BlackRock who shall be permitted to enforce the provisions of this Agreement for the benefit of the Award Holders (as defined in the Plan), this Agreement is for the sole benefit of the parties hereto, and nothing herein express or implied shall give or be construed to give to any Person or entity, other than the parties hereto, any legal or equitable rights hereunder.

                    2.4     Remedies.  Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party shall have all other remedies now or hereafter existing at law or in equity or by statute or otherwise, and the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

                    2.5     Interpretation; Definitions.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or  “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.  The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not to any particular Section in which such words appear.

                    2.6     Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto.

                    2.7     Counterparts.  This Agreement and any amendments hereto may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties hereto.

                    2.8     Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

                    2.9     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles of such State.

                    2.10    Actions and Proceedings.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York located within the County of New York, of the United States of America located in the Southern District of the State of New York, of the Commonwealth of Pennsylvania located within Allegheny County and/or of the United States of America located in the Western District of Pennsylvania for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that, the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to any such party’s address referred to in Section 2.1 shall be effective service of process for any action, suit or proceeding brought against such party in any such court).  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby in the courts of the State of New York or the Commonwealth of Pennsylvania or the United States of America located in the State of New York or the Commonwealth of Pennsylvania, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

                    2.11     Waiver.  Except as otherwise provided in this Agreement, any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any consent given by any party pursuant to this Agreement shall be valid only if contained in a written consent signed by such party.

                    2.12     Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

                    2.13     Specific Performance.  The parties hereby acknowledge, recognize and agree that irreparable injury may result to any non-breaching party if a party breached any provision of this Agreement such that money damages alone would not be a sufficient remedy for any such breach.  Each party hereto therefore agrees that if it should engage, or cause or permit any other Person to engage, in any act in violation of any provision hereof, the other parties shall be entitled, in addition to such other remedies, damages and relief as may be available under this Agreement or applicable law, to an injunction prohibiting the breaching party from engaging in any such act or specifically enforcing this Agreement, as the case may be.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above mentioned.

BLACKROCK, INC.

By:	/s/ LAURENCE D. FINK

Name:	Laurence D. Fink

Title:	Chairman and Chief Executive Officer

PNC ASSET MANAGEMENT, INC.

By:	/s/ JAMES E. ROHR

Name:	James E. Rohr

Title:	Chairman and Chief Executive Officer

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ JAMES E. ROHR

Name:	James E. Rohr

Title:	Chairman and Chief Executive Officer